Exhibit 97

COMPENSATION CLAWBACK POLICY
I.Purpose
Toll Brothers, Inc., on behalf of it and each of its subsidiaries (the “Company”), is establishing this clawback policy to appropriately align the interests of those employees of the Company who are subject to this policy, including employees that have been designated as “Executive Officers” or “Designated Officers” (each, as defined below), with the interest of the Company.
At the recommendation of its “Executive Compensation Committee”, this policy has been approved by the Board of Directors (the “Board”) of the Company and is effective as of October 2, 2023 (the “Effective Date”). This policy supersedes the Policy Regarding Executive Compensation Recoupment adopted by the Board of Directors of the Company on January 20, 2016.
II.Administration
This policy shall be administered by the Executive Compensation Committee, which shall have the authority to (i) exercise all of the powers granted to it under the policy, (ii) construe, interpret, and implement this policy, (iii) make all determinations necessary or advisable in administering this policy, (iv) amend this policy, including to reflect changes in applicable law, and (iv) delegate such matters as it deems fit under this policy. This policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law. This policy and determinations and decisions made by the Executive Compensation Committee pursuant to this policy shall be binding and enforceable against all Executive Officers and Designated Officers, and their beneficiaries, heirs, executors, administrators or other legal representatives.
III.Mandatory Recoupment
1.    The Company will recover reasonably promptly the amount of any erroneously awarded Incentive Based Compensation Received by its Executive Officers in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
2.    Incentive Based Compensation that is subject to this Section III of the policy consists of all Incentive Based Compensation Received during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in paragraph 1. Recovery is applicable to any person who served as an Executive Officer at any time during the performance period for any such Incentive Based Compensation (regardless of whether such person is a current or former employee or Executive Officer of the Company). Only Incentive Based Compensation that is Received (i) on or after the Effective Date, (ii) by a person after beginning service as an Executive Officer and (iii) while the

Adopted: November 2023

Company has a class of securities listed on a national securities exchange or a national securities association is subject to recovery under this Section III.
3.    For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement is the earlier to occur of:
a.    The date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in paragraph 1 above; or
b.    The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in paragraph 1 above.
4.    The amount of Incentive Based Compensation that must be recovered (“erroneously awarded compensation”) is the amount of Incentive Based Compensation Received that exceeds the amount of Incentive Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Based Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”). The Executive Compensation Committee shall have discretion to determine the method by which any erroneously awarded compensation is to be recovered.
5.    “Incentive Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. “Financial Reporting Measures” are measures that are determined and presented in accordance with the U.S. Generally Accepted Accounting Principles, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the United States Securities and Exchange Commission (“SEC”).
6.    Incentive Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Based Compensation award is attained, even if the payment, grant or certification of achievement of the Incentive Based Compensation occurs after the end of that period.
7.    An “Executive Officer” of the Company is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive Officers of the Company’s subsidiaries may be deemed Executive Officers of the Company if they perform such policy making functions for the Company. The Board shall annually designate those employees of the Company that it deems to be executive officers for purposes of this policy, which officers shall exclusively comprise the pool of Executive Officers of the Company.

8.    The Company may not indemnify any Executive Officer or former Executive Officer against the loss of any erroneously awarded compensation.
9.    The Company must recover erroneously awarded compensation in compliance with this Section III of the policy except to the extent that the Executive Compensation Committee has determined that at least one of the conditions set forth in Section 303A.14(c)(iv) of the NYSE’s Listed Company Manual is met.
10.    The provisions of this Section III of the policy are intended to comply with the requirements of Section 303A.14 of the NYSE Listed Company Manual. The Executive Compensation Committee shall construe any ambiguity in this policy in such a manner as, in its judgment, comports with the provisions of such Section 303A.14.
IV.Recoupment at the Board’s Discretion Applicable to Certain Non-Executive Officers
1.    In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (any such event, a “Clawback Event”), then the Executive Compensation Committee may, in its sole discretion and to the extent permitted by applicable law, seek to recover all or any portion of Recoverable Amounts awarded or received by any Designated Officer on or after the Effective Date.
2.    In determining the appropriate action to take, the Executive Compensation Committee may consider such factors as it deems appropriate, including:
•the associated costs and benefits of seeking the Recoverable Amounts,
•the requirements of applicable law and contracts,
•the extent to which the Designated Officer participated or otherwise bore responsibility for the Clawback Event, and
•the extent to which the Designated Officer’s current compensation may or may not have been impacted had the Board, or the Executive Compensation Committee, known about the Clawback Event.
3.    To the extent permitted by applicable law, the Executive Compensation Committee may seek to recoup Recoverable Amounts by all legal means available, including but not limited to, by requiring any affected Designated Officer to repay such amount to the Company, by set-off, by reducing future compensation of the affected Designated Officer, or by such other means or combination of means as the Executive Compensation Committee, in its sole discretion, determines to be appropriate.
V.General
1.    Nothing in this policy will limit in any respect (i) the Company’s right to take or not to take any action with respect to any Executive Officer, Designated Officer or any other person’s employment or (ii) the obligation of the Company’s Chief Executive Officer or Chief

Financial Officer to reimburse the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended.
2.    Any determination regarding this policy and any application and implementation thereof need not be uniform with respect to each person subject to this policy or payment recovered or forfeited under this policy.
3.    This policy shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law thereof or of any other jurisdiction.
4.    Terms not otherwise defined in this policy have the following meanings:
“Designated Officer” means each employee of the Company who receives an equity award under the Toll Brothers, Inc. 2019 Omnibus Incentive Plan (or any successor plan) on or after the Effective Date of this policy, other than employees who are, or were, Executive Officers and therefore subject to the mandatory recoupment provisions set forth in Section III.
“Recoverable Amounts” means (i) any equity compensation (including stock options, restricted stock, restricted stock units (whether or not performance-based), and any other equity awards) or (ii) any severance or cash incentive-based compensation (other than base salary), in each case, to the extent permitted under applicable law.

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